Exhibit 99.1

Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final For Release

Investor Contacts:
ICR, Inc.
Allison Malkin
(203) 682-8225

BAKERS FOOTWEAR GROUP REPORTS FOURTH QUARTER NET SALES
Fourth Quarter Comparable Store Sales Decrease 7.1%
Full Year Fiscal 2011 Comparable Store Sales Increase 1.3%

ST. LOUIS, MO., February 2, 2012 — Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 227 stores, today reported net sales for the fourth quarter of fiscal 2011.

For the thirteen-weeks ended January 28, 2012, the Company’s fourth fiscal quarter, net sales were $53.6 million, decreasing 8.0% from $58.2 million for the thirteen-weeks ended January 29, 2011. Comparable store sales for the fourth quarter of fiscal 2011 decreased 7.1%, compared to a comparable store sales increase of 2.6% for the fourth quarter of fiscal 2010.

For the fifty-two weeks ended January 28, 2012, the Company’s fiscal year 2011, net sales were $185.1 million, a decrease of 0.3% from $185.6 million in the fifty-two weeks ended January 29, 2011. Comparable store sales for fiscal year 2011 increased 1.3%, compared to a comparable store sales increase of 1.7% for fiscal year 2010.

About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 227 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.